Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Carey Skinner	Chuck Jones
	Investor Relations	Media Calls
	(770) 752-3369	(770) 752-3594
	Carey.Skinner@choicepoint.com	Chuck.Jones@choicepoint.com

ChoicePoint® Reports Revenue of $241 Million for the Second Quarter

Reflecting Continued Strong Customer Demand

ALPHARETTA, Ga. – July 20, 2006 – For the second quarter of 2006, ChoicePoint Inc. (NYSE: CPS) reported total revenue from continuing operations of $240.8 million, representing growth of 6 percent compared to $227.4 million for the second quarter of 2005. Earnings per share (“EPS”) from continuing operations for the second quarter was $0.39, which included the following: $1.8 million ($0.01 per share) of asset impairment, severance and lease abandonment costs primarily associated with the consolidation of certain technology platforms, $3.1 million ($0.03 per share) of stock option expense under FAS 123(R), and $1.0 million ($0.01 per share) for specific expenses related to the previously disclosed fraudulent data access. Excluding these charges, EPS would have been $0.44, a 7 percent increase over EPS excluding other operating charges for the comparable period of 2005. A reconciliation of diluted earnings per share calculated in accordance with Generally Accepted Accounting Principles (“GAAP”) to diluted earnings per share excluding other charges and discontinued operations for the second quarters of 2006 and 2005 is provided in the following table:

	Quarter ended June 30,
	2006	2005
EPS from continuing operations	$0.39	$0.37
Impairment and other charges	0.01	—
Stock option expense	0.03	—
Fraudulent data access	0.01	0.04

EPS from continuing operations excluding other charges	$0.44	$0.41

“I am pleased with the resiliency of our business as well as the significant progress we made this quarter to drive long-term value across the organization – deciding to divest weaker performing assets, completing several strategic acquisitions, reaching key milestones in the development of our internal growth initiatives and adding new customers, all while sharpening our strategic focus to helping our customers manage economic and physical risks,” commented Derek V. Smith, chairman and CEO. “The hard work and commitment of our team resulted in solid operating results for the quarter.”

ChoicePoint Earnings

“Despite a difficult home insurance market and an uncertain hiring environment, internal revenue growth from continuing operations expanded modestly compared to the first quarter of 2006, led by double-digit top-line growth in our Insurance Services segment,” added Steve Surbaugh, Chief Administrative Officer. “Based on these results and the company’s continued focus on cost containment initiatives, we were able to maintain strong operating margins during the quarter.”

Divestiture Plan and Segment Realignment

As disclosed in the Company’s press release of July 10, 2006, ChoicePoint announced its plans to divest various businesses resulting from its company-wide strategic review. The three businesses slated for divestiture are reported as discontinued operations – eliminating the reporting of the Marketing Services segment, and removing Equisearch from the Business Services segment and Bode from the Government Services segment. While these assets are carried at the lower of book value or their currently estimated fair value less costs to sell, the Company is in the early stages of the divestiture plans for these businesses and cannot yet determine whether it will or will not incur a material charge in connection with the sale of these businesses.

To reflect how the ChoicePoint businesses will operate under its new strategic focus, the Company has revised the segments in which it reports its financial results. In addition to the three businesses slated for divesture being reported as discontinued operations, the current Business Services segment has been divided into two new segments: the Screening and Authentication Services segment and the Financial and Professional Services segment. The Screening and Authentication Services segment consists of the Company’s pre-employment, tenant and vendor screening services, as well as associated authentication and credentialing businesses. The Financial and Professional Services segment includes the Company’s businesses involved in the sale of public information to the banking, mortgage and professional services markets.

ChoicePoint Earnings

Financial Highlights – Second Quarter

•	Internal revenue (total revenue less revenue from acquisitions) increased 5 percent over the second quarter of 2005, driven by continued solid growth in our Insurance Services segment and a strong turnaround in our Government Services segment offsetting weaker performances primarily in our Financial and Professional Services segment. Second quarter total revenue increased 6 percent to $240.8 million in 2006 from $227.4 million in 2005.

•	Operating income for the second quarter of 2006 was $59.0 million compared to $54.3 million for the same period of 2005. Operating income for the three months ended June 30, 2006, included the following:

•	$1.8 million ($1.2 million net of taxes), included in other operating charges, of asset impairment, severance and lease abandonment costs primarily associated with the consolidation of certain technology platforms.

•	$3.1 million ($2.4 million net of taxes) of stock option expense recorded under Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)”). Approximately $0.8 million of stock option expense is included in cost of revenue. The remaining $2.3 million of stock option expense is included in selling, general and administrative expenses.

•	$1.0 million ($0.6 million net of taxes) for third party expenses related to the previously disclosed fraudulent data access. These expenses are included in other operating charges.

In the same period of 2005, the Company recorded $6.0 million ($3.8 million net of taxes) of other operating charges for third party expenses related to the fraudulent data access.

Excluding these charges, operating income would have been $64.8 million and $60.3 million for the second quarter of 2006 and 2005, respectively.

•	The Company’s effective tax rate from continuing operations in the second quarter of 2006 was 39.0% as compared to 36.8% in the same period of 2005 primarily due to the non-deductibility of certain stock options expense, the expiration on December 31, 2005 of the Federal R&D Tax Credit and a favorable outcome from the completion of a state tax audit during the second quarter of 2005.

ChoicePoint Earnings

•	Cash flows from operating activities were $65.7 million for the six months ended June 30, 2006 compared to $115.7 million for the same period in 2005, a decrease primarily due to an increase in accounts receivable days sales outstanding, timing of payments from previously accrued legal reserves and a decrease in current liabilities.

•	A total of 5.2 million shares have been repurchased for $224.4 million under the Company’s buyback program since its inception. During the second quarter, no shares were repurchased pending the announcement of actions resulting from the Company’s strategic review.

•	Net debt (total debt less cash and cash equivalents) at June 30, 2006, increased by $82.8 million from December 31, 2005 to $191.5 million, as the Company used its cash flow from operations to repurchase shares, complete acquisitions and fund capital expenditures. The remaining debt capacity at June 30, 2006 under our committed financing lines was $293 million.

Operational Highlights

Insurance Services

•	Total revenue increased 11 percent to $113.5 million in the second quarter of 2006 compared to $102.1 million in the same period of the prior year. Internal revenue grew 10 percent during the second quarter of 2006 as compared to the same period of the prior year as a result of continued strong market demand for our Insurity products and increased demand for our MVR and Activity File products. This segment was negatively impacted in the second quarter by the home insurance market.

•	Operating income increased 9 percent in Insurance Services to $60.0 million for the second quarter of 2006 compared with $55.3 million for the second quarter of 2005. Operating margin remained strong at 52.9 percent for the quarter despite the investments being made in the new commercial and claims products.

Screening and Authentication Services

•	Second quarter total revenue increased 6 percent to $65.0 million in 2006 compared to $61.3 million in 2005. Internal revenue growth was 5 percent for the second quarter of 2006, primarily from solid growth in our background screenings, vital records, Bridger and MARI services. Substantially weaker hiring trends in June negatively impacted revenue for the quarter.

ChoicePoint Earnings

•	Operating income in Screening and Authentication Services was $14.7 million for the second quarter of 2006 compared to $14.5 million in the same period of the prior year and resulted in an operating profit margin of 22.7 percent.

Financial and Professional Services

•	Total revenue and internal revenue in the second quarter for the Financial and Professional Services segment declined 10 percent to $30.0 million in 2006 from $33.5 million in 2005. This decline was primarily caused by the decision to exit certain revenue markets to reduce risk and to strengthen the level of protection around data.

•	Operating income in the Financial and Professional Services segment was $3.4 million for the second quarter of 2006, compared with $6.2 million for the same period of 2005. Second quarter 2006 operating profit margin as a percentage of revenue was 11.2 percent compared to 18.6 percent in 2005, primarily as a result of the revenue decline discussed above.

Government Services

•	Total revenue increased 8 percent to $32.3 million in the second quarter of 2006 compared to $30.0 million in the second quarter of 2005, based on solid results from our software products, both in the US and UK. Internal revenue grew 7 percent for the second quarter of 2006 over the same period in 2005.

•	Operating income in Government Services of $2.9 million for the second quarter of 2006 increased from $2.2 million for the comparable period of 2005. Operating profit margin in Government Services for the second quarter was 8.8 percent compared to 7.4 percent in 2005 primarily due to the improved performance from our software products discussed above.

Corporate & Shared Expenses

•	For the second quarter of 2006, corporate and shared expenses were 6.7 percent of total revenues, down from 8 percent in the second quarter of 2005, due primarily to cost containment initiatives and a lower level of incentive compensation expenses.

Outlook

Based on recent business and economic trends, ChoicePoint expects 2006 full year internal revenue growth from continuing operations to be in the range of 5 to 7 percent, with improving trends in the second half of 2006. Including the impact of acquisitions, total revenue growth is expected to be in the range of 6 to 8 percent for the full year 2006. Additionally, the Company expects operating margins from continuing operations to be

ChoicePoint Earnings

approximately 26 to 27 percent for the full-year, excluding the impact discussed below of stock option expense, on-going legal expenses related to the previously disclosed fraudulent data access, and operating charges related to the Company’s centralization of functions and consolidation of certain technology platforms. Operating margins from continuing operations including these expenses are projected to be approximately 23 to 24 percent for the full-year.

The Company recorded a pre-tax charge, associated with continuing operations, in the second quarter of $3.1 million ($2.4 million net of taxes) of stock option expense, for a year-to-date total of $6.4 million ($4.9 million net of taxes), as a result of adoption of FAS 123(R) as of January 1, 2006. The Company expects full-year 2006 income from continuing operations, net of taxes, to be impacted by between $11 million and $13 million of stock option expense.

Legal expenses and other professional fees related to the previously disclosed fraudulent data access of $1.0 million ($0.6 million net of taxes) were incurred by the Company during the second quarter of 2006. The Company continues to estimate a total pretax expense of between $2 and $4 million for the full year 2006, exclusive of any potential settlements.

As a result of changes to its business model, the Company has begun centralizing functions and consolidating certain technology platforms. The other operating charges related to these efforts were $1.8 million ($1.2 million net of taxes) in the second quarter of 2006, for a year-to-date total of $12.4 million ($7.8 million net of taxes). A total pretax expense of between $13 and $14 million is expected for the full year of 2006.

ChoicePoint Earnings

Webcast

ChoicePoint’s second quarter results will be discussed in more detail on July 20, 2006, at 8:30 a.m. EDT via teleconference. The live audio Webcast of the call will be available on ChoicePoint’s Web site at www.choicepoint.com. There will also be a replay of the call available beginning at approximately 10:00 a.m. EDT at the same Web address.

About ChoicePoint

ChoicePoint Inc. (NYSE: CPS) is the leading provider of identification and credential verification services for making smarter decisions in a world challenged by increased risks. Serving the needs of business, government, non-profit organizations and individuals, ChoicePoint works to create a safer and more secure society through the responsible use of information while working diligently to protect personal privacy. For more information about ChoicePoint, visit the Company’s Web site at www.choicepoint.com.

Forward-Looking Statements

Certain written statements in this release and oral statements made by or on behalf of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Words or phrases such as “should result,” “are expected to,” “we anticipate,” “we estimate,” “we project,” or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, the following important factors: the results of our ongoing review of fraudulent data access and other events, the impact of our decision to discontinue certain services, the results of our re-credentialing of customer accounts, the results of any litigation or government proceedings, the implementation of plans to divest various businesses resulting from our company-wide strategic review, demand for the Company’s services, product development, maintaining acceptable margins, maintaining our data supply, maintaining secure systems including personal privacy systems, ability to minimize system interruptions, ability to control costs, the impact of federal, state and local regulatory requirements on the Company’s business, specifically the direct marketing and public filings markets, privacy matters and any federal or state legislative responses to identify theft concerns, the impact of competition and customer consolidations, ability to continue our long-term business strategy including growth through acquisition, ability to attract and retain qualified

ChoicePoint Earnings

personnel, and the uncertainty of economic conditions in general. Additional information concerning these and other risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Readers are cautioned not to place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and the Company undertakes no obligation to publicly update these statements based on events that may occur after the date of this press release.

ChoicePoint Earnings

ChoicePoint Inc.

Financial Highlights

(Unaudited) (Dollars in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Total revenue (a)	$240,792	$227,437	$476,782	$450,926

Cost of revenue	120,150	115,952	243,503	226,292
Selling, general and administrative expenses	58,937	51,169	115,925	102,591
Other operating charges (b)	2,740	6,040	8,727	11,452

Total costs and expenses	181,827	173,161	368,155	340,335

Operating income	58,965	54,276	108,627	110,591
Interest expense	2,960	1,056	5,165	2,322

Income from continuing operations before income taxes	56,005	53,220	103,462	108,269
Provision for income taxes	21,819	19,596	40,621	40,595

Income from continuing operations	34,186	33,624	62,841	67,674
Income from discontinued operations, net of taxes	675	2,794	2,631	5,714

Net income	$34,861	$36,418	$65,472	$73,388

Effective tax rate from continuing operations	39.0%	36.8%	39.3%	37.5%
EPS - diluted
Income from continuing operations	$0.39	$0.37	$0.71	$0.74
Income from discontinued operations	0.01	0.03	0.03	0.06

Net Income	$0.40	$0.40	$0.74	$0.80

Weighted average shares – diluted	87,736	91,702	88,232	91,949

Operating Income - continuing operations	$58,965	$54,276	$108,627	$110,591
Depreciation and amortization expense - continuing operations	$17,779	$17,235	$41,310	$34,075

ChoicePoint Earnings

ChoicePoint Inc.

Financial Highlights

Reconciliation to financial information excluding other expenses and discontinued operations

(Unaudited) (Dollars in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net Income	$34,861	$36,418	$65,472	$73,388
Income from discontinued operations, net of taxes	(675)	(2,794)	(2,631)	(5,714)
Provision for income taxes	21,819	19,596	40,621	40,595
Interest expense	2,960	1,056	5,165	2,322

Operating income	58,965	54,276	108,627	110,591
Add back: other expenses (c):
accelerated depreciation expense	—	—	5,463	—
stock option expense	3,124	—	6,361	—
other operating charges (b)	2,740	6,040	8,727	11,452

Operating income before other expenses (d)	64,829	60,316	129,178	122,043
Interest expense	2,960	1,056	5,165	2,322

Income from continuing operations before income taxes & other expenses (d)	61,869	59,260	124,013	119,721
Provision for income taxes	23,504	21,820	47,420	44,883

Net income from continuing operations before other expenses (d)	$38,365	$37,441	$76,593	$74,838

Effective tax rate from continuing operations excluding other expenses (d)	38.0%	36.8%	38.2%	37.5%
Earnings per share from continued operations - diluted excluding other expenses (d)	$0.44	$0.41	$0.87	$0.81

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Earnings per share from continuing operations	$0.39	$0.37	$0.71	$0.74
Impairment and other charges	0.01	—	0.09	—
Stock option expense	0.03	—	0.06	—
Fraudulent data access	0.01	0.04	0.01	0.08

Earnings per share from continuing operations - diluted excluding other expenses (d)	$0.44	$0.41	$0.87	$0.81

Note: amounts may not sum due to rounding

ChoicePoint Earnings

ChoicePoint Inc.

Financial Highlights (continued)

(a)	Pass-through expenses such as motor vehicle registry fees are accounted for on a net basis and, as such, are excluded from revenues in our financial statements in accordance with generally accepted accounting principles. Second quarter pass-through expenses related to continuing operations totaled $203.5 million in 2006 and $186.0 million in 2005. Pass-through expenses related to continuing operations for the six months ended June 30 were $410.4 million in 2006 and $366.1 million in 2005.

(b)	The Company recorded other operating charges of $6.0 million in the first quarter of 2006 and $2.7 million in the second quarter of 2006. Approximately $0.8 million of the first quarter charges and $1.0 million of the second quarter charges were for legal expenses and other professional fees associated with the fraudulent data access. Additionally, the Company recorded other operating charges of $5.2 million in the first quarter of 2006 and $1.8 million in the second quarter of 2006 primarily related to the centralization of functions and consolidation of technology platforms.

The Company recorded other operating charges of $5.4 million in the first quarter of 2005 and $6.0 million in the second quarter of 2005 representing specific expenses related to the aforementioned fraudulent data access. Approximately $2.0 million of the $11.4 million total charges in the six months ended June 30, 2005 were for communications to, and credit reports and credit monitoring for, individuals receiving notice of the fraudulent data access and approximately $9.4 million of legal expenses and other professional fees.

(c)	The Company recorded $5.5 million of accelerated depreciation as a result of the centralization of functions and consolidation of technology platforms during the first quarter of 2006. The Company recorded $3.2 million of additional stock-based compensation expense during the first quarter of 2006 and $3.1 million in the second quarter of 2006 as a result of the adoption of FAS 123(R). Additional other operating charges were recorded during the first and second quarters of 2006 and 2005 as discussed in Note (b) above. The Company has presented this analysis with and without these items because they represent costs that management excludes in its assessments of operating results of the business.

(d)	To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company provides the following non-GAAP financial measures: “operating income before other expenses,” “income from continuing operations before income taxes and other expenses,” “net income from continuing operations before other expenses,” “operating margins excluding other expenses,” “effective tax rate from continuing operations excluding other expenses” and “earnings per share from continuing operations - diluted excluding other expenses”. In each case, these non-GAAP financial measures differ from the equivalent GAAP financial measures in that they exclude the other expenses described in Notes (b) and (c), which include expenses related to the fraudulent data access, accelerated depreciation and other costs relating to the consolidation of technology platforms, stock option expense as a result of FAS 123(R) and other operating charges.

Management uses these non-GAAP financial measures for internal purposes in evaluating and forecasting the Company’s operating performance because they exclude expenses that are not reflective of the Company’s ongoing operating performance and, in the case of expenses related to the fraudulent data access and consolidation of operating platforms, are expected to be limited in duration and decreasing over time. The Company also uses these non-GAAP financial measures in setting bonus targets and targets for other performance-based compensation plans. Management believes these non-GAAP financial measures assist investors in comparing the Company’s results with prior periods in which such expenses were not taken.

These adjusted financial measures should not be considered in isolation or as a substitute for GAAP operating income, income before taxes, net income or earnings per share. In addition, there are limitations associated with the use of these non-GAAP financial measures. For example, expenses associated with items such as the fraudulent data access or consolidation of technology platforms could have a material impact on cash flows or liquidity. These effects are reflected in our GAAP financial statements. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. The Company strongly encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Other companies may use different methodologies for calculating their non-GAAP financial measures and, accordingly, the Company’s non-GAAP financial measures may not be comparable to those measures.

ChoicePoint Earnings

(Unaudited) (Dollars in thousands)	Six months ended June 30,
	2006	2005
Cash Flow Highlights
Income from continuing operations	$62,841	$67,674
Depreciation & amortization	41,310	34,075
Changes in assets & liabilities and other	(38,370)	13,949

Net cash provided by operating activities – continuing operations	$65,781	$115,698

Acquisitions & investments, net of cash acquired	$(25,198)	$(107,861)
Capital expenditures	(37,254)	(32,886)

Net cash used in investing activities – continuing operations	$(62,452)	$(140,747)

Net cash (used in) provided by financing activities – continuing operations	$(18,905)	$25,971

Net cash used in discontinued operations	$(785)	$(959)

6/30/06
Key Balance Sheet Highlights
Short-term debt and current maturities of long-term debt	$101,810
Long-term debt, less current maturities	95,031

Total Debt	196,841
Cash and cash equivalents	5,337

Net Debt	$191,504
Shareholders’ Equity	$1,015,991
Days sales outstanding (adjusted for pass-through expenses)	44 days

ChoicePoint Earnings

ChoicePoint Inc.

2005 Segment Results - Continuing Operations

(Dollars in thousands)	Q1 2005	Q2 2005	Q3 2005	Q4 2005	Total 2005
Revenue
Insurance Services	$99,727	$102,097	$106,042	$99,623	$407,489
Screening and Authentication Services	55,552	61,346	63,687	61,469	242,054
Financial and Professional Services	36,333	33,486	32,248	28,503	130,570
Government Services	31,080	29,981	35,326	32,971	129,358
Royalty	797	526	954	121	2,398

Total Revenue	$223,489	$227,436	$238,257	$222,687	$911,869

Operating Income
Insurance Services	$54,262	$55,266	$57,981	$54,123	$221,632
Screening and Authentication Services	11,192	14,476	16,415	16,897	58,980
Financial and Professional Services	9,863	6,223	5,074	2,651	23,811
Government Services	5,363	2,208	6,487	5,268	19,326
Royalty	770	325	506	121	1,722
Corporate & Shared Expenses (b)	(19,722)	(18,183)	(20,685)	(17,633)	(76,223)

Operating Income before other charges	61,728	60,315	65,778	61,427	249,248
Other operating charges (a)	(5,412)	(6,040)	(4,006)	(13,315)	(28,773)

Operating Income	$56,316	$54,275	$61,772	$48,112	$220,475

Core Revenue Growth Rates
Insurance Services	15.0%	15.8%	16.7%	14.5%	15.5%
Screening and Authentication Services	19.7%	15.0%	12.5%	9.1%	13.8%
Financial and Professional Services	39.3%	5.5%	-4.9%	-13.6%	4.7%
Government Services	121.8%	52.4%	89.2%	81.5%	83.4%

Total operations	28.1%	17.1%	18.3%	14.1%	19.2%

Internal Revenue Growth Rates
Insurance Services	11.8%	12.7%	12.4%	13.1%	12.6%
Screening and Authentication Services	12.2%	11.5%	12.5%	9.1%	11.3%
Financial and Professional Services	-1.4%	-6.0%	-4.9%	-13.6%	-6.8%
Government Services	0.4%	-7.4%	12.5%	3.3%	2.2%

Total operations	8.8%	6.8%	9.3%	6.2%	7.8%

Operating Profit Margins
Insurance Services	54.4%	54.1%	54.7%	54.3%	54.4%
Screening and Authentication Services	20.1%	23.6%	25.8%	27.5%	24.4%
Financial and Professional Services	27.1%	18.6%	15.7%	9.3%	18.2%
Government Services	17.3%	7.4%	18.4%	16.0%	14.9%

Operating income before other operating charges as a percentage of total revenue (a)	27.6%	26.5%	27.6%	27.6%	27.3%

Operating income as a percentage of total revenue	25.2%	23.9%	25.9%	21.6%	24.2%

ChoicePoint Earnings

ChoicePoint Inc.

2006 Segment Results - Continuing Operations

(Dollars in thousands)	Q1 2006	Q2 2006
Revenue
Insurance Services	$113,389	$113,492
Screening and Authentication Services	61,845	64,955
Financial and Professional Services	29,381	30,021
Government Services	31,375	32,324

Total Revenue	$235,990	$240,792

Operating Income
Insurance Services	$60,628	$60,036
Screening and Authentication Services	14,238	14,729
Financial and Professional Services	2,169	3,355
Government Services	3,834	2,851
Corporate & Shared Expenses (b)	(16,521)	(16,142)

Operating Income before other expenses	64,348	64,829
Other expenses (a):
Accelerated depreciation	(5,463)	—
Stock option expense	(3,237)	(3,124)
Other operating charges	(5,987)	(2,740)

Operating Income	$49,661	$58,965

Core Revenue Growth Rates
Insurance Services	13.7%	11.2%
Screening and Authentication Services	11.3%	5.9%
Financial and Professional Services	-19.1%	-10.3%
Government Services	0.9%	7.8%

Total operations	5.6%	5.9%

Internal Revenue Growth Rates
Insurance Services	12.6%	10.0%
Screening and Authentication Services	11.1%	5.0%
Financial and Professional Services	-19.1%	-10.3%
Government Services	-2.4%	7.1%

Total operations	4.6%	5.0%

Operating Profit Margins
Insurance Services	53.5%	52.9%
Screening and Authentication Services	23.0%	22.7%
Financial and Professional Services	7.4%	11.2%
Government Services	12.2%	8.8%

Operating income before other operating charges as a percentage of total revenue (a)	27.3%	26.9%

Operating income as a percentage of total revenue	21.0%	24.5%

(a)	The Company has presented analysis above with and without these items because they represent costs that management excludes in its assessments of operating results.
(b)	Corporate and shared expenses represent costs of support functions, research and development initiatives, incentives and profit sharing that benefit all segments.